Exhibit 10.36

O’CHARLEY’S INC.

EXECUTIVE EMPLOYMENT AGREEMENT

(the “Agreement”)

O’CHARLEY’S INC.

(the “Company”)

and

Marc A. Buehler

(“Executive”)

September 14, 2011

BACKGROUND

Effective September 16, 2011 (the “Commencement Date”), Executive shall commence employment with the Company as the President of the Company’s O’Charley’s concept, and in connection therewith, the Company and Executive desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I.

EMPLOYMENT, DUTIES AND TERM

1.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive effective on the Commencement Date as the President of the O’Charley’s concept, and Executive accepts such employment. The position is based in Nashville, Tennessee; and accordingly, the Executive shall maintain Executive’s primary domicile in the greater metropolitan Nashville, Tennessee area as soon as reasonably practicable following the Commencement Date (but in no event later than August 1, 2012) and thereafter for the duration of the Term (with the determination of “primary domicile” to be made by the Company in the reasonable exercise of its discretion, considering all relevant and appropriate factors and circumstances). In addition, the Executive shall, subject to usual and customary travel attendant with the position, maintain a presence in the home office during normal business hours on and after the Commencement Date. Should Executive fail to maintain Executive’s primary domicile in accordance with this section, the same shall constitute a material breach of this Agreement, and in addition to any other rights and remedies which the Company may possess, Executive shall repay the Company (on or before August 30, 2012) the signing bonus referenced in Section 2.2 below as well as any Relocation Reimbursement provided by the Company pursuant to Section 2.6 below.

1.2 Duties. Executive shall devote Executive’s full-time and best efforts to the Company and to fulfilling the duties of Executive’s position, which shall include such duties as may from time to time be assigned to Executive by the Company. The Executive may devote reasonable time and attention to civic, charitable, business and social organizations so long as such activities do not interfere with the performance of Executive’s obligations and responsibilities under this Agreement and provided that Executive shall obtain the prior written approval of the Company’s Chief Executive Officer prior to joining the Board of Directors or other governing body of any such entity, including any civic, charitable, business or social organization. Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement, and in the case of such inconsistency, the provisions of this Agreement shall prevail. The Executive agrees to serve as requested without any additional compensation as an officer and/or director of the board of directors of any subsidiary of the Company as requested. If the Executive’s employment terminates for any reason, the Executive shall resign as an officer of the Company and as an officer and director of all of its subsidiaries, such resignation to be effective no later than the date of termination of Executive’s employment hereunder.

1.3 Term. Subject to the provisions of Articles III, IV and V herein, this Agreement and Executive’s employment shall continue until September 30, 2014 (the “Initial Term”) and shall automatically renew for successive one year periods (each, a “Renewal Term”) upon all terms, conditions and obligations set forth herein unless either party shall provide written notice to the other not less than ninety (90) days nor more than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as applicable (the “Notice of Non-Renewal”). For purposes hereof, the Initial Term, together with any Renewal Term, are hereinafter referred to as the “Term.” In the event that, for any reason, Executive shall not commence employment on or before the Commencement Date, this Agreement shall be deemed of no force and effect.

ARTICLE II.

COMPENSATION AND EXPENSES

2.1 Base Salary. For services rendered under this Agreement during the Term, the Company shall pay Executive a base salary at the rate of $400,000 per annum commencing on the Commencement Date, pro-rated for the balance of the 2011 fiscal year, and to also remain fixed for the Company’s 2012 fiscal year. Executive’s base salary shall be reviewed annually by the Compensation and Human Resources Committee of the Board (the “Committee”), with the first such review effective for the Company’s 2013 fiscal year, and may be increased in the sole discretion of the Committee (such base salary, as it may be increased from time to time during the Term, is hereinafter referred to as the “Base Salary”).

2.2 Bonus and Incentive. The Executive shall be eligible to participate in such bonus and incentive plans during the Term as the Committee, in the sole exercise of its discretion, may determine appropriate. For purposes of the Company’s 2011 fiscal year, Executive shall be entitled to a “deferred signing bonus” of $75,000, but payable in accordance with the terms hereunder. For the 2012 fiscal year and for each fiscal year thereafter during the Term, it is contemplated that Executive’s bonus plan will provide for bonus eligibility equal to 60% of Base Salary at the “Target” level of performance and based collectively on both the Company’s and O’Charley’s respective performance, with the calculation of “Target” together with the performance and relevant parameters and metrics in determining bonus eligibility, being on such terms as may from time to time be determined by the Committee in the sole exercise of its discretion. All bonuses (including the deferred signing bonus for the 2011 fiscal year) shall be payable in accordance with the Company’s then current policies and procedures, which shall include, without limitation, that Executive be an employee in good standing on the date such bonuses are paid (which date is currently within the first two weeks in February following the fiscal year in which such bonuses were earned, but is subject to change in the Committee’s sole discretion).

2.3 Long-Term Incentive. On the Commencement Date, Executive shall be granted an option (the “Stock Option”) pursuant to the Company’s 2008 Equity and Incentive Plan (the “Plan”) to purchase one hundred thousand (100,000) shares of the Company’s common stock at an exercise price equal to the closing price for the Company’s common stock on the Commencement Date. The full terms and conditions with respect to the Stock Option shall be as set forth herein, in the Plan, and in the award agreement evidencing the grant thereunder. Subject to the foregoing, one hundred percent (100%) of the Stock Option shall cliff vest on the third (3rd) anniversary of the Commencement Date, and the Stock Option shall expire on the seventh (7th) anniversary of the Commencement Date. Without limiting the generality of the foregoing, it shall be a condition precedent to the vesting of the Stock Option that Executive be employed with the Company on the date(s) the Stock Option is scheduled to vest.

2.4 Business Expenses. The Company shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing Executive’s duties as an employee of the Company, provided, that Executive incurs and accounts promptly for such expenses to the Company in accordance with the Company’s policies in place from time to time during the Tenn. Executive shall submit all expense reimbursement requests to the Chief Executive Officer for approval.

2.5 Benefits. During the Term, the Company shall provide Executive with those health, life, disability, deferred compensation and other benefits provided generally to members of senior management (subject to change or revision as applicable to other senior executives generally). Executive is entitled to five (5) days of sick leave per calendar year. This program permits Executive to use sick leave for necessary doctor or dentist appointments for Executive or for specified dependents. Executive is entitled to twenty (20) days of vacation per calendar year, prorated for the first year. Sick leave and vacation do not carry over from year to year. Payment of any accrued and unused vacation days upon termination shall be in accordance with Company policies which may change from time to time.

2.6 Additional Perquisites/Relocation Assistance. During the Term, the Company shall also provide Executive with a car allowance in the amount of $25,000 annually (and pro-rated for the balance of the 2011 fiscal year). Additionally, the Company shall assist Executive with relocation costs to the Nashville, Tennessee area, with the Company’s reimbursement obligation thereto being capped at One Hundred Thousand Dollars ($100,000), inclusive of any “gross-up” for tax purposes (the “Relocation Reimbursement”). The Executive shall coordinate with the Company’s Chief Human Resources Officer prior to incurring any expenses for which Executive shall seek any portion of the Relocation Reimbursement, and such reimbursement shall be monitored and administered on terms and conditions which are consistent with the Company’s current policies pertaining to relocation. Without limiting the generality of the foregoing, any approved expenses incurred by Executive in connection with temporary housing in the Nashville area, together with air travel to and from Nashville prior to such time as Executive shall transition his primary domicile to the Nashville area, shall be debited against the Relocation Reimbursement and shall not be in addition thereto. Furthermore, in the event that, prior to the third (3rd) anniversary of the Commencement Date, Executive should voluntarily terminate his employment with the Company for any reason other than: (i) a Termination with Good Reason under Article III, (ii) a Termination for Good Reason under Article IV, or (iii) following a Change in Control (as defined in Section 4.1 below), then Executive agrees to reimburse the Company to the full extent of the Relocation Reimbursement and the signing bonus (referenced in Section 2.2 above) provided by Company. Executive shall pay the Company such sums within fifteen (15) days following Executive’s termination hereunder.

ARTICLE III.

SEVERANCE PRIOR TO CHANGE IN CONTROL

3.1 Severance. This Article III shall not apply to termination following a Change in Control (as hereinafter defined), which is governed solely by Article IV.

3.2 Severance Payment.

(a) It is understood and agreed that, except as provided in Section 3.2(b) below, if Executive’s employment with the Company should be terminated at any time prior to the expiration of the Term as a result of a Termination Without Cause (defined below) or a Termination With Good Reason (defined below), and if Executive is not then or thereafter in material breach of this Agreement, and upon the execution and delivery to the Company by Executive of an agreement, in a form presented by the Company and accepted by Executive, which acceptance shall not be unreasonably withheld or delayed, releasing all claims which Executive may have against the Company (other than claims for indemnification pursuant to Section 6.7 hereunder, claims under this Agreement, claims for vested benefits including deferred compensation and 401k balances, claims under COBRA, and claims for any vested equity interests in the Company) (the “Severance Agreement”), Executive shall receive (commencing with the first pay period following the execution and non-revocation of the Severance Agreement), in full and complete settlement of any claims for compensation which Executive may have, and in lieu of any severance pay under any policy of the Company or otherwise, the following:

(i) continued weekly payments, in accordance with the Company’s regular payroll practices, for a period of fifty-two (52) weeks equal to one-fifty second (l/52nd) of Executive’s then current Base Salary (less all applicable withholding and deductions); and

(ii) any payments and benefits which Executive or Executive’s spouse, dependents, beneficiaries or estate would have been entitled to receive pursuant to any employee health benefit plan of the Company for a twelve (12)-month period had Executive remained an employee during that period, with such benefits provided to Executive at no less than the same coverage level and at no more of a cost to Executive as in effect as of the date of Executive’s termination subject to such reduction in coverage or increases in cost as shall become in effect for senior executive employees of the Company generally (“Health Benefit Continuation”), provided, however, that such continued payments and benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

(b) The provisions of Section 3.2(a) above notwithstanding, should the Company provide the Executive with a Notice of Non-Renewal, and thereafter elect to terminate Executive’s employment with the Company on or prior to the expiration of the Term, Executive shall be entitled to the following benefits and concessions upon the execution and non-revocation of a Severance Agreement if such termination is a Termination Without Cause and if Executive is not then or thereafter in material breach of this Agreement: (i) continued weekly payments of Base Salary and the provision of health benefits from the date of termination through the stated expiration date of the Agreement, as fully as if the Company had not elected to terminate Executive; and (ii) commencing upon the stated expiration of the Agreement, the following: (X) continued weekly payments, in accordance with the Company’s regular payroll practices, for a period of twenty-six (26) weeks, equal to one-fifty second (1/52) of Executive’s then current Base Salary (less all applicable withholding and deductions), (Y) the Health Benefit Continuation as set forth in Section 3.2(a)(ii) above but for a period of twenty-six weeks; and (Z) a reduction in the non-compete restriction in Section 5.2(b) from fifty-two (52) weeks to twenty-six (26 weeks) subsequent to the stated expiration of the Agreement. Additionally, should the Company provide Executive with a Notice of Non-Renewal but not elect to terminate Executive on or prior to the expiration of the Term, then upon any subsequent termination of Executive by Company, where the same is deemed to be a Termination Without Cause, Executive shall receive the greater of those benefits referenced in this subsection (b)(ii)(X), (Y) and (Z) or those benefits provided by any formal severance policy of the Company in effect at the time of such termination; provided that, such benefits shall be conditioned upon the parties’ execution and non-revocation of a Severance Agreement.

(c) As used in this Article III, “Termination Without Cause” means any termination of Executive’s employment by the Company other than a Termination With Cause (defined below).

(d) As used in this Article III, “Termination With Cause” means termination by the Company of Executive’s employment at any time after the Company believes in good faith it has actual knowledge of the occurrence of any of the following events on the part of Executive: indictment or conviction for fraud, misappropriation or embezzlement (or any other felony or crime of moral turpitude), gross neglect of duty, material breach of this Agreement, a material act of dishonesty or disloyalty, the inability by Executive to discharge Executive’s material duties due to death, disability or alcohol or drug addiction, or gross misconduct inimical to the best interests of the Company; provided, however, that termination of employment solely due to unsatisfactory job performance shall not be considered a Termination With Cause.

(e) As used in this Article III, “Termination with Good Reason” means Executive’s termination of employment at any time after Executive has actual knowledge of the occurrence, without Executive’s written consent, of a material reduction in Executive’s Base Salary or a material reduction in the health and welfare insurance, retirement and other benefits available to Executive as of the Commencement Date, except for reductions in such benefits as shall become in effect for senior executive employees of the Company generally; provided that Executive shall have notified the Company of the existence of the condition described above within ninety (90) days of Executive’s actual knowledge of the initial existence of the condition, and the Company shall have failed to remedy the condition within thirty (30) days of receiving such notice (and any such election on the part of Executive to thereafter terminate employment for “Good Reason” as contemplated under this subsection 3.2(e) must occur within ten (10) days following the Company’s failure to remedy such condition, or Executive’s rights thereafter to terminate on account of such condition shall be waived). For the avoidance of doubt, subsequent occurrences of these events shall start new time periods described in this paragraph.

(f) In the event Executive’s employment pursuant to this Agreement terminates for any reason other than a Termination Without Cause or a Termination With Good Reason, Executive shall be entitled to receive, in full and complete settlement of any claims for compensation which Executive may have, and in lieu of any severance pay under any policy of the Company or otherwise, Base Salary and benefits to be paid or provided by the Company through the date of termination. The parties agree and acknowledge that the Company may from time to time elect to amend or restate its senior executives’ contracts at the expiration of any Initial Term or

Renewal Term, and a decision to extend the Executive’s term of employment but on terms and conditions which do not vary in any manner which is materially adverse to the Executive from the terms and conditions set forth in this Agreement shall not constitute an election on the part of the Company (constructively or otherwise) not to extend any Initial Term or Renewal Term hereunder. The amounts payable to Executive under this Article III are not eligible earnings under any pension, savings, deferred compensation, bonus, incentive, supplemental retirement benefit or other benefit plan of the Company.

ARTICLE IV.

CHANGE IN CONTROL

4.1 Change In Control. No compensation shall be payable under this Article IV unless and until (a) there shall have been a Change in Control of the Company during the Term and (b) Executive’s employment by the Company thereafter shall have been terminated in accordance with Section 4.2. For purposes of this Agreement, a Change in Control means the happening of any of the following:

(a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, any employee benefit plan of the Company or any of its Subsidiaries becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction.

4.2 Termination. If a Change in Control of the Company shall have occurred during the Term, Executive shall be entitled to the compensation provided in Section 4.3 upon the subsequent: (i) expiration of this Agreement (if the expiration occurs within eighteen months of the Change of Control and the Company, as opposed to Executive, elects not to extend the Term for a period at least equal to eighteen months following a Change of Control (on substantially the same terms and conditions which existed immediately prior to such Change of Control)), or (ii) termination of Executive’s employment with the Company by Executive or by the Company within eighteen months of the Change in Control of the Company unless such termination is as a result of (I) Executive’s death; (II) Termination by Reason of Disability (as defined in Section 4.2(a)); (III) Termination by Reason of Retirement (as defined in Section 4.2(b); (IV) Termination With Cause (as defined in Section 4.2(c)); or (V) termination by the Executive other than a Termination for Good Reason (as defined in Section 4.2(d)).

(a) As used in this Article IV, “Termination by Reason of Disability” means a termination of the Executive by the Company by reason of Executive’s inability, as determined by the Board, to perform Executive’s regular duties and responsibilities due to physical or mental illness which has lasted for six months and, within 30 days after written notice of termination is thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties.

(b) As used in this Article IV, “Termination by Reason of Retirement” means a termination by the Company or Executive of Executive’s employment based on Executive’s having reached age 65 or such other age as shall have been fixed in any arrangement established with Executive’s consent with respect to Executive; and in all instances subject to applicable law.

(c) As used in this Article IV, “Termination With Cause” means the termination by the Company of Executive’s employment at any time after the Company believes in good faith it has actual knowledge of the occurrence of any of the following events on the part of Executive: indictment or conviction for fraud, misappropriation or embezzlement (or any other felony or crime of moral turpitude), gross neglect of duty, material breach of this Agreement, a material act of dishonesty or disloyalty, the inability by Executive to discharge

Executive’s material duties due to alcohol or drug addiction, or gross misconduct inimical to the best interests of the Company; provided, however, that termination of employment solely due to unsatisfactory job performance shall not be considered a Termination With Cause.

(d) As used in this Article IV, “Termination for Good Reason” means a termination by the Executive upon the occurrence of (without Executive’s express written consent): (i) the failure of a successor entity to assume the Company’s obligations under this Agreement (as more fully provided in Section 6.8 hereunder), (ii) a material reduction in Executive’s Base Salary or a material reduction in the health and welfare insurance, retirement and other benefits available to Executive as of the Commencement Date, except for reductions in such benefits as shall become in effect for senior executive employees of the Company generally, (iii) a material diminution in the Executive’s duties, responsibilities or effective authority or any adverse changes in the Executive’s titles or positions, or (iv) the relocation of Executive’s principal office to a location more than fifty (50) miles from Nashville, Tennessee; provided that Executive shall have notified the Company of the existence of the condition(s) referenced above within ninety (90) days of Executive’s actual knowledge of the initial existence of such condition, and the Company shall have failed to remedy such condition within thirty (30) days of receiving such notice (and any such election on the part of Executive to thereafter terminate employment for “Good Reason” as contemplated under this subsection 4.2(d) must occur within ten (10) days following the Company’s failure to remedy such condition, or Executive’s rights thereafter to terminate on account of such condition shall be waived). For the avoidance of doubt, subsequent occurrences of these events shall start new time periods described in this paragraph.

(e) Notice of Termination. Any termination by the Company under this Article IV shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(f) Date of Termination. “Date of Termination” shall mean (a) if Executive’s employment is terminated by the Company, the date on which a Notice of Termination is given (or if the Agreement expires, the last day of the Term), or (b) if Executive terminates Executive’s employment pursuant to Section 4.2(d), the expiration of the thirty (30) day cure period without the Company remedying the applicable condition described in Section 4.2(d) (provided Executive has timely elected to terminate employment following such thirty (30) day cure period having passed without appropriate remedy).

4.3 Compensation Upon Termination of Employment / Expiration of Agreement.

If the Company shall terminate Executive’s employment within eighteen months following a Change in Control other than pursuant to Section 4.2(a), 4.2(b), 4.2(c) or a termination following Executive’s death, or if Executive shall terminate Executive’s employment within eighteen months following a Change in Control by reason of a Termination for Good Reason (as defined in Section 4.2(d)), or if the Company permits the Agreement to expire within eighteen months following a Change in Control, then the Company shall:

(i) pay to Executive as severance pay in a lump sum, in cash (minus applicable withholdings and deductions), on the fifth day following the Date of Termination, an amount equal to one hundred fifty percent (150%) of Executive’s then current Base Salary; provided, however, that if the lump sum severance payment under this Section 4.3, either alone or together with other payments which Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), at the written election of the Executive such lump sum severance payment shall be reduced to the largest amount as shall result in no portion of the lump sum severance payment under this Section 4.3 being subject to the excise tax imposed by Section 4999 of the Code; and

(ii) provide Executive with the Health Benefit Continuation Benefit for a period of twelve (12) months following the Date of Termination; provided however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

The foregoing severance and benefits shall be conditioned upon the parties’ execution (and non-revocation) of a Severance Agreement and Executive not being then or thereafter in material breach of this Agreement.

ARTICLE V.

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

5.1 Noncompetition.

(a) So long as Executive remains employed by the Company, Executive shall not compete, directly or indirectly, with the Company. In accordance with this restriction, but without limiting its terms, Executive shall not:

(i) enter into or engage in any business which competes with the business of the Company; or

(ii) promote or assist, financially or otherwise, any person, firm, association or corporation or any other entity engaged in any business which competes with the business of the Company.

(b) For a period of twelve (12) months following termination of Executive’s employment with the Company for any reason (the “Non-compete Period”), Executive shall not enter into or engage in any business that competes with the Company’s business; provided however, upon the occurrence of the condition noted in Section 3.2(b) hereunder, the Non-compete Period shall be shortened to twenty-six (26) weeks following the termination of Executive’s employment.

(c) During the Non-compete Period, Executive shall not promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or any other entity engaged in any business which competes with the Company’s business.

(d) For the purposes of this Section 5.1, Executive understands that Executive shall be competing if Executive engages in any or all of the activities set forth herein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, consultant, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which Executive owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock; provided, however, that at such time as Executive is no longer employed by the Company, Executive’s direct or indirect ownership as a stockholder of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not by itself constitute a violation of this Section 5.1.

(e) For the purposes of this Section 5.1, the Company’s business is defined as owning, operating and/or franchising restaurants in either the casual dining segment, steakhouse segment (with an average check in excess of $25.00), high-end / polished casual segment of the restaurant industry, or any other segment of the restaurant industry in which the Company shall own, operate or franchise restaurants during the Term and as of the date of termination of Executive’s employment with the Company. Executive understands that the activities described in this Section 5.1, shall be prohibited only to the extent that the company or concept competing / potentially competing with the Company has a restaurant operating or under development (or contemplated for development) within the parameters set forth above and within a 25 mile radius of any Company restaurant in operation, franchised or actively under development or contemplated for development by the Company at any relevant time of determination. If it shall be judicially determined that Executive has violated any of Executive’s obligations under this Section 5.1, then the period applicable to the obligation which Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.

5.2 Nonsolicitation. Executive agrees that, for a period of eighteen (18) months following Executive’s termination of employment with the Company for any reason, Executive shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s) of the Company or any of its parent, subsidiary or affiliate entities to terminate their employment with the Company or such entity; provided such limitation shall only apply to those employees of the Company who are at the level of director or above.

5.3 Confidentiality.

(a) During the Term and at any time thereafter, Executive shall not disclose, furnish, disseminate, make available or, except in the ordinary course of performing Executive’s duties on behalf of the Company, use any intellectual property, trade secrets or confidential or proprietary business and technical information of the Company, or its parent, subsidiaries or affiliated entities without limitation as to when it was acquired by Executive or whether it was compiled or obtained by, or furnished to Executive while Executive was employed by the Company. Such intellectual property, trade secrets and confidential or proprietary business and technical information are considered to include, without limitation, development plans, financial statistics, research data, or any other statistics and plans contained in monthly and annual review books, profit plans, capital plans, critical issues plans, strategic plans, or marketing, real estate, or store operations plans. Any such information created by Executive during Executive’s tenure, whether alone or in collaboration with other employees of the Company, shall constitute a “work made for hire”, shall be owned solely and exclusively by the Company (and afforded the protection of the confidentiality provisions herein), and the Executive hereby assigns any and all right, title and interest in and to the same to the Company, and shall execute any such assignments, certificates, instruments or documents which the Company may reasonably request to document and effect the provisions of this paragraph. Executive specifically acknowledges that all such information, whether reduced to writing or maintained in Executive’s mind or memory and whether compiled by the Company and/or Executive derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the confidentiality of such information, that such information is and shall remain the sole property of the Company and that any retention and use of such information during or after the termination of Executive’s relationship with the Company (except in the course of Executive’s performance of Executive’s duties during the Term) shall constitute a misappropriation of the Company’s trade secrets and related intellectual property and confidential information; provided, however, that this restriction shall not apply to information which is in the public domain or otherwise made public by others through no fault of Executive.

(b) The above restrictions on disclosure and use of confidential information shall not prevent Executive from: (i) using or disclosing information in the good faith performance of Executive’s duties on behalf of the Company; (ii) using or disclosing information to another employee to whom disclosure is required to perform in good faith the duties of either person on behalf of the Company; (iii) using or disclosing information to another person or entity bound by a duty or an agreement of confidentiality as part of the performance in good faith of Executive’s duties on behalf of the Company or as authorized in writing by the Company; (iv) at any time after the period of Executive’s employment using or disclosing information to the extent such information is, through no fault or disclosure of Executive, generally known to the public; (v) using or disclosing information which was not disclosed to Executive by the Company or otherwise during the period of Executive’s employment which is then disclosed to Executive after termination of Executive’s employment with the Company by a third party who is under no duty or obligation not to disclose such information; or (vi) disclosing information as required by law. If Executive becomes legally compelled to disclose any of the confidential information, Executive shall (i) provide the Company with reasonable prior written notice of the need for such disclosure such that the Company may obtain a protective order; (ii) if disclosure is required, furnish only that portion of the confidential information which, in the written opinion of Executive’s counsel delivered to the Company, is legally required; and (iii) exercise reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded to the confidential information.

(c) Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Article V will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon any violation of any provision of this Article V, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach without the necessity of proof of actual damage. Nothing in this Agreement shall be deemed to limit the Company’s remedies at law or in equity for any further breach by Executive of any of the provisions of this Agreement which may be pursued or availed of by the Company.

ARTICLE VI.

MISCELLANEOUS

6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:		O’Charley’s Inc. 3038 Sidco Drive Nashville, Tennessee 37204 Attention: Chief Executive Officer

If to Executive:	Marc A. Buehler
9720 Kennemer Drive Plano, TX 75025

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 Modification / Integration. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

6.3 Validity / Survival. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The provisions of Section 3.2, Section 4.3 and Article 5 shall continue in full force and effect following the expiration or earlier termination of this Agreement.

6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.5 Legal Fees and Expenses. In the event either party hereto shall institute litigation against the other party hereto relating to the interpretation or enforcement of this Agreement, the prevailing party in such litigation (as determined following a final, non-appealable judgment by a court of competent jurisdiction) shall be entitled to recover from the other party any and all attorneys’ and related fees and expenses incurred by the prevailing party in such litigation.

6.6 No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Term, or otherwise.

6.7 Indemnification. It is understood and agreed that the Company will indemnify Executive (including advancing expenses) to the fullest extent permitted by Tennessee law and the Company’s Charter and Bylaws for any judgments, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which Executive is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries.

6.8 Assignment; Successor to the Company. This Agreement is not assignable by either party without the prior written consent of the other except that the Company may assign it without such consent to any parent, subsidiary or affiliated entity, and upon such entity’s assumption of the Company’s duties and obligations hereunder, such entity shall succeed to each of the Company’s rights hereunder. Upon such assignment and assumption, Executive agrees to and becomes an employee of such entity, and all references to the Company in this Agreement shall, as the context requires, be deemed to be to the entity to which such assignment, assumption and employment relate. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment and such termination shall constitute a Termination for Good Reason under Article IV. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6.8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding anything to the contrary herein, this Agreement, in the event of the death of Executive, shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

6.9 Governing Law; Arbitration. This Agreement and any amendments thereto shall become and shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Tennessee. Executive acknowledges that any action for breach of this Agreement or of any term of this Agreement is subject to that certain Arbitration Agreement in effect between Executive and Company and executed prior to the date hereof (the “Arbitration Agreement”). Executive reaffirms the enforceability of the Arbitration Agreement both with respect to this Agreement and his employment with Company, and agrees not to challenge the enforceability of the same.

6.10 Section 409A Provisions. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date of Executive’s termination of employment or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then (A) such payments shall be delayed until the date that is six (6) months after the date of the Executive’s termination of employment with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Section 6.10 shall be made in a lump sum on the first day of the seventh month following the Executive’s termination of employment, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.

6.11 Entire Agreement. With the exception of the Arbitration Agreement which shall not in any manner be affected, modified or revised by the terms of this Agreement, this Agreement supersedes the provisions of each and every other agreement or understanding, whether oral or written, between the undersigned and the Company relating to the subject matter contained herein, and any such agreement or understanding shall be of no further force and effect. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, shall, nevertheless, be binding and enforceable. The parties hereto agree that when fully executed, the foregoing shall constitute a legally enforceable agreement between the parties, which also shall inure the benefit of the Company’s successors and assigns and Executive’s heirs and personal representatives.

6.12 Review of Agreement by Executive. Executive represents that prior to signing this Agreement, Executive has read, fully understands and voluntarily agrees to the terms and conditions as stated above, that Executive was not coerced to sign this agreement, that Executive was not under duress at the time Executive signed this Agreement and that, prior to signing this Agreement, Executive had adequate time to consider entering into this Agreement, including without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of his choice (and at Executive’s sole expense). This Agreement shall become effective as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

O’CHARLEY’S INC.

By:	/s/ David Head
Name: David Head
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Marc A. Buehler
Name: Marc A. Buehler

Signature Page to O’Charley’s Inc. Executive Employment Agreement